Exhibit 99.1

ICF International Reports

Fourth Quarter and Full Year 2012 Results

Fourth Quarter Highlights

•	Total Revenue Increased 8 Percent; Commercial Revenues Up 25 Percent

•	Operating Income Increased 4 Percent; EBITDA Up 9 Percent

•	Diluted EPS Was $0.47, Up 7 Percent

Full Year 2012 Highlights

•	Total Revenue Increased 11 Percent; Commercial Revenues Up 29 Percent

•	Operating Income Increased 11 Percent; EBITDA Up 14 Percent

•	Diluted EPS Was $1.91; Up 9 Percent

•	Contract Awards Totaled $961 Million

•	Cash Flow From Operations Reached a Record $87 Million

FAIRFAX, Va. (February 27, 2013) - ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter/Full Year 2012 Results

For the fourth quarter, revenue was $232.0 million, an 8.4 percent increase over the $213.9 million reported in the 2011 fourth quarter. Service revenue, total revenue less subcontractor and other direct costs, increased 10.6 percent to $172.7 million. EBITDA increased 9.5 percent to $20.8 million, and EBITDA margin was 9.0 percent, inclusive of fourth quarter changes to employee benefit plans and the treatment of certain compensation expenses. The net impact of these two items was a reduction of EBITDA by $1.1 million. Operating income was $14.4 million, a 3.7 percent increase over the $13.9 million reported in the 2011 fourth quarter. Net income was $9.2 million, representing a 4.3 percent increase over net income of $8.8 million in last year’s fourth quarter. Diluted earnings per share were $0.47, reflecting a 7 percent increase over the $0.44 per diluted share earned in the comparable 2011 period.

For full year 2012, revenue was $937.1 million, up 11.5 percent over the $840.8 million reported for full year 2011. Service revenue increased 13.8 percent to $705.3 million. EBITDA increased 13.6 percent to $90.1 million; and EBITDA margin was 9.6 percent, up from 9.4 percent in 2011. Operating income increased 11.3 percent to $65.6 million, net income was up 9.2 percent to $38.1 million, and earnings per diluted share were $1.91, compared to $1.75; an increase of 9.1 percent.

Commenting on ICF’s results, Chairman and Chief Executive Officer Sudhakar Kesavan said, “Consistent with our expectations, growth continued to be driven by our commercial business where fourth quarter revenues increased 24.6 percent as compared to the fourth quarter of 2011 and accounted for 29 percent of total revenues for the period. For the full year of 2012, commercial revenues increased 29.4 percent as compared to 2011 and accounted for 27 percent of our annual revenues as compared to 23 percent in 2011. Within this client category, energy efficiency work for 2012 increased by 16.8 percent above 2011 and our commercial aviation consulting business increased by 46.6 percent in 2012 as compared to 2011. The strong momentum of our commercial work continued to mitigate the impact of softness in the U.S. Federal Government space, where fourth quarter revenues were flat during 2012 with the comparable 2011 period and revenues for the full year were up 2.0 percent over 2011.”

“For full year 2012, we experienced growth across all of our key markets. Health, Social Programs, and Consumer/Financial increased 20.1 percent over 2011 levels, reflecting the positive impact of our Ironworks acquisition, which was completed in December 2011. Energy, Environment, and Infrastructure were up by 6.3 percent over 2011 levels and Public Safety and Defense increased 2.3 percent.”

“Organic1 revenue growth rates for the fourth quarter continued to be impacted by a reduction, as a percentage of revenue, in subcontractor and other direct costs. Consequently, organic revenue growth for the fourth quarter of 2012 was negative 2.4 percent. Organic growth for full year 2012 was a positive 0.8 percent.”

Commercial Business Fourth Quarter Highlights

Revenues from commercial clients increased 24.6 percent in the 2012 fourth quarter to $67.5 million and represented 29 percent of total revenue, up from 25 percent in last year’s fourth quarter.

Commercial sales awards were $67.3 million for the 2012 fourth quarter and $291.2 million for full year 2012, representing 40.9 percent and 30.3 percent respectively of total sales for the periods. This illustrates the increasing importance of commercial work to ICF’s business mix.

Key Commercial Sales Highlights for the Fourth Quarter

ICF was awarded nearly 400 commercial projects globally in the fourth quarter. Primary areas of awards included energy efficiency program support, airline and airport management consulting, interactive data applications, commercial health consulting for payers, climate change and environmental management programs, and energy market and portfolio assessments for utilities.

Among the most significant individual wins were:

•

A new $16 million award for a two-year contract, with potential additional funding for three option years, with the Energy Trust of Oregon. This contract provides for comprehensive energy efficiency support services for commercial customers.

•	A new three-year $9.4 million contract with a large U.S. utility to provide an innovative residential energy efficiency program focusing on new construction.

[1]	Organic revenue excludes revenue from acquisitions closed during the previous four quarters.

Government Business Fourth Quarter Highlights

U.S. Federal Government revenues of $135.2 million were flat in the 2012 fourth quarter as compared to the 2011 fourth quarter. Federal government business represented 58 percent of total revenues compared to 63 percent in last year’s fourth quarter.

U.S. state and local government revenues declined 11.1 percent in the 2012 fourth quarter as compared to the 2011 fourth quarter, due primarily to a temporary slowdown of a very large infrastructure project that has entered a public comment period. U.S. state and local government revenues represented 9 percent of total revenue in the 2012 fourth quarter.

Revenues from government clients outside the U.S. more than tripled to $9.5 million in the fourth quarter 2012 from the $2.6 million in last year’s fourth quarter, primarily because of the acquisition of GHK, which was completed on February 29, 2012.

Key Government Contracts Won in the Fourth Quarter

ICF was awarded more than 100 new U.S. Federal Government contracts and task orders in the fourth quarter. Among the largest were:

•	Cybersecurity: IT support for the federal standardization of personnel identification verification at a federal financial agency

•	Defense: Web portal development, health care program, and business process support for the Department of Defense

•	Education: Grant monitoring support for the Charter School Program at the Department of Education

•	Environment: Analysis, implementation, and evaluation support of the Brownfields program for the Environmental Protection Agency

•	Health: Financial and programmatic reviews for a program assisting low income families with household energy costs at the Department of Health and Human Services

•	Human Capital: Enhancement of employee evaluation processes for a state government entity

•	Information Technology: Web and interactive technology development to enhance stakeholder engagement at the Department of Veterans Affairs

•	International Health: Evaluation of development aid programs for the U.S. Agency for International Development

Backlog and New Business Awards

Backlog was $1.5 billion at the end of 2012. Funded backlog was $695 million, or 46 percent of the total. The total value of contracts awarded in the fourth quarter of 2012 was $165 million.

Summary and Outlook

“In 2012, we executed effectively on our strategy to diversify our revenue mix by client category and increase revenues in our key markets. We expect to continue our strategy in 2013 as commercial business becomes an increasingly greater contributor to our total revenues. In addition to benefitting ICF during the current period of difficult conditions in the federal government arena, we believe this strategy will put us in an excellent position to accelerate growth in a more favorable federal industry environment.

“Based on our current portfolio of business, we expect full year 2013 revenues of $935 million to $975 million. EBITDA margin is expected to range from 9.5 percent to 10.5 percent, and we are guiding to earnings per diluted share of $2.00 to $2.10, based on approximately 20 million diluted weighted average number of shares outstanding and an effective tax rate of 39 percent. We also estimate that our operating cash flow for 2013 will be in excess of $70 million,” Mr. Kesavan noted.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and infrastructure; health, social programs, and consumer/financial; and public safety and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients from more than 60 offices worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern ICF’s current expectations about its future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; ICF’s particular business, including its dependence on contracts with U.S. federal government agencies; and its ability to acquire and successfully integrate businesses. These and other factors that could cause ICF’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of ICF’s securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and ICF specifically disclaims any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31, 2012	December 31, 2011

Current Assets:
Cash	$14,725	$4,097
Contract receivables, net	204,938	209,426
Prepaid expenses and other	7,608	7,948
Income tax receivable	11,231	1,155
Deferred income taxes	—	7,963

Total current assets	238,502	230,589

Total property and equipment, net	28,860	21,067
Other assets:
Goodwill	410,583	401,134
Other intangible assets, net	21,016	33,740
Restricted cash	2,015	1,208
Other assets	8,745	6,877

Total Assets	$709,721	$694,615

Current Liabilities:
Accounts payable	$44,665	$38,685
Accrued salaries and benefits	42,264	46,215
Accrued expenses	31,779	29,252
Deferred revenue	22,333	20,180
Deferred income taxes	5,790	—

Total current liabilities	146,831	134,332

Long-term liabilities:
Long-term debt	105,000	145,000
Deferred rent	10,599	7,223
Deferred income taxes	9,081	9,247
Other	9,460	5,785

Total Liabilities	280,971	301,587
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 20,171,613 and 19,887,459 shares issued; and 19,559,409 and 19,792,499 shares outstanding as of December 31, 2012, and December 31, 2011, respectively	20	20
Additional paid-in capital	237,262	227,577
Retained earnings	206,577	168,502
Treasury stock	(13,868)	(2,266)
Accumulated other comprehensive loss	(1,241)	(805)

Total Stockholders’ Equity	428,750	393,028

Total Liabilities and Stockholders’ Equity	$709,721	$694,615

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(Unaudited)

Gross Revenue	$231,979	$213,947	$937,133	$840,775
Direct Costs	146,879	131,436	583,195	520,522
Operating costs and expenses:
Indirect and selling expenses	64,265	63,481	263,878	240,964
Depreciation and amortization	2,850	2,674	10,351	10,757
Amortization of intangible assets	3,559	2,445	14,089	9,550

Total operating costs and expenses	70,674	68,600	288,318	261,271

Operating Income	14,426	13,911	65,620	58,982
Interest expense	(662)	(516)	(3,384)	(2,248)
Other income (expense)	54	(9)	(325)	26

Income before income taxes	13,818	13,386	61,911	56,760
Provision for income taxes	4,599	4,544	23,836	21,895

Net income	$9,219	$8,842	$38,075	$34,865

Earnings per Share:
Basic	$0.47	$0.45	$1.94	$1.77

Diluted	$0.47	$0.44	$1.91	$1.75

Weighted-average Shares:
Basic	19,501	19,738	19,663	19,684

Diluted	19,690	19,956	19,957	19,928

Other comprehensive income:
Foreign currency translation adjustments	99	(270)	(436)	(281)

Comprehensive income	$9,318	$8,572	$37,639	$34,584

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$231,979	$213,947	$937,133	$840,775
Subcontractor and Other Direct Costs*	59,249	57,825	231,838	220,969

Service Revenue	$172,730	$156,122	$705,295	$619,806

Reconciliation of EBITDA
Operating Income	$14,426	$13,911	$65,620	$58,982
Depreciation and amortization	6,409	5,119	24,440	20,307

EBITDA	20,835	19,030	90,060	79,289
Acquisition-related expenses**	—	1,272	676	1,682

Adjusted EBITDA	$20,835	$20,302	$90,736	$80,971

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended
	December 31,
	2012	2011

Cash flows from operating activities
Net income	$38,075	$34,865
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense (recovery)	336	(64)
Deferred income taxes	13,637	(4,623)
(Gain) loss on disposal of fixed assets	122	(13)
Non-cash equity compensation	8,770	6,658
Depreciation and amortization	24,440	20,307
Deferred rent	3,594	2,235
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables	12,457	(18,147)
Prepaid expenses and other assets	(162)	(1,043)
Accounts payable	2,604	7,996
Accrued salaries and benefits	(4,154)	4,703
Accrued expenses	1,619	2,822
Deferred revenue	(2,638)	(692)
Income tax receivable and payable	(10,451)	466
Restricted cash	(807)	1,971
Other liabilities	(201)	2,080

Net cash provided by operating activities	87,241	59,521

Cash flows from investing activities
Capital expenditures	(13,561)	(10,206)
Capitalized software development costs	—	(28)
Payments for business acquisitions, net of cash received	(9,974)	(108,009)

Net cash used in investing activities	(23,535)	(118,243)

Cash flows from financing activities
Advances from working capital facilities	172,270	213,138
Payments on working capital facilities	(212,270)	(153,138)
Debt issue costs	(1,955)	(8)
Proceeds from exercise of options	78	478
Tax benefits of stock option exercises and award vesting	804	227
Issuance of stock	33	77
Share repurchases and shares reacquired in net share issuance	(11,602)	(975)

Net cash provided by (used in) financing activities	(52,642)	59,799
Effect of exchange rate on cash	(436)	(281)

Increase in cash	10,628	796
Cash, beginning of period	4,097	3,301

Cash, end of period	$14,725	$4,097

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$3,243	$2,334

Income taxes	$20,377	$26,411

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Energy, environment, and infrastructure	41%	45%	41%	43%
Health, social programs, and consumer/financial	46%	40%	45%	42%
Public safety and defense	13%	15%	14%	15%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

U.S. federal government	58%	63%	60%	66%
U.S. state and local government	9%	11%	10%	10%
Non-U.S. Government	4%	1%	3%	1%

Government	71%	75%	73%	77%

Commercial	29%	25%	27%	23%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Time-and-materials	48%	47%	49%	49%
Fixed-price	31%	31%	30%	28%
Cost-based	21%	22%	21%	23%

Total	100%	100%	100%	100%